Exhibit 10.3

January 31, 2011

VIA HAND DELIVERY

Doug Wride

Dear Doug:

This letter sets forth our agreement (the “Agreement”) regarding your retirement from Websense, Inc. (the “Company”).

1. Retirement. The Company agrees to accept your resignation and retirement from all positions you hold or have held as an officer or employee of the Company, and as a director of any of the Company’s subsidiaries, effective as February 15, 2011 (the “Retirement Date”), which will be your last day of employment with the Company.

2. Accrued Salary and Vacation. On or promptly after the Retirement Date, the Company shall pay you all accrued salary, and all accrued and unused vacation (“Vacation”), earned through the Retirement Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

3. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense at the end of your employment with the Company. Your coverage under Company-sponsored life, accidental death & disability, and long term disability insurance policies will cease upon the Retirement Date; however, you may be provided with information from the insurance carrier regarding your opportunity to convert these policies to individual plans.

4. Stock Options. Your Company stock options (collectively, “Awards”) will continue to vest during your employment, and you will continue to be subject to the Company’s insider trading policies, including applicable trading blackout periods, during your employment. All terms, conditions, and limitations applicable to your Awards will remain in full force and effect pursuant to the applicable stock agreements between you and the Company, the applicable Company stock plan and any other documents applicable to the Awards, including terms, conditions and limitations that are applicable upon the cessation of your services. Pursuant to the Company’s equity plans, you would have been eligible to exercise any vested options for a period of 3 months immediately following the Retirement Date. However, in consideration of your executing and not rescinding this Agreement, including the release and waiver set forth in Sections 10-12 herein, the Company agrees that you will instead be eligible to exercise until December 31, 2011 any vested options as of the Retirement Date. You are advised by the Company to seek independent legal advice with respect to tax and securities law issues regarding your Awards and any sale of Company stock you may make.

5. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Retirement Date.

6. Expense Reimbursement. You agree that, no later than fifteen (15) days following the Retirement Date, you will submit your final documented expense employee reimbursement statement reflecting all business expenses you incurred through the Retirement Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7. Return of Company Property. You hereby represent that at the end of your employment with the Company, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memoranda, notes, notebooks, drawings, books and records, plans, forecasts, reports, proposals, studies, agreements, financial information, personnel information, sales and marketing information, research and development information, systems information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (“Company Property”). You also represent that you will perform a good faith search to ensure that you are no longer in possession or control of any Company Property.

8. Proprietary Information Obligations. You hereby acknowledge your continuing obligation to comply with the PIIA (attached hereto as Exhibit 1), both before and after the Retirement Date.

9. Nondisparagement. You agree not to disparage the Company and its officers and directors in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees to cause its executive officers and directors not to disparage you in any manner likely to be harmful to you or your business or personal reputation. Notwithstanding the foregoing, both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

10. Release. In exchange for (a) the consideration provided to you by this Agreement that you are not otherwise entitled to receive, and (b) the Company hereby agreeing to generally and completely release you from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement (“Actions”), except for any Actions that constitute a breach of your fiduciary obligations to the Company for which you would not be entitled to indemnification if you were to have remained an officer of the Company, you hereby generally and completely release the Company and its directors, officers, employees, stockholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from

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the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Employee Retirement Income Security Act, the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, this release set forth in this Section 10 shall in no way act as any waiver of your rights to be indemnified by the Company as an officer of the Company or pursuant to your Indemnification Agreement with the Company, and you are in no way waiving any rights contemplated by this Agreement.

11. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA, and that the consideration given for the waiver and release in the preceding Section is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired without revocation being exercised (the “Effective Date”). You will not receive any of the payments or benefits set forth in this Agreement unless and until the Agreement becomes effective.

12. 1542 Waiver. In granting the release herein, you hereby acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of claims hereby.

13. Arbitration. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all disputes or controversies of any nature whatsoever (with the sole exception of disputes relating to Paragraph 8 of this Agreement), arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Diego, California, under the then-existing JAMS rules. The prevailing party in such arbitration proceedings shall be entitled to recover from the other party reasonable attorneys’ fees and other recoverable costs incurred in connection with such arbitration proceeding unless prohibited by law. Nothing in this Agreement shall prevent either party from seeking to obtain injunctive relief in court to preserve

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the status quo or prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration.

14. Miscellaneous. This Agreement, including Exhibit 1, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.

If this Agreement is acceptable to you, please sign below and return one original to me.

Sincerely,

WEBSENSE, INC.

By:
Gene Hodges
CEO

AGREED AND ACCEPTED:

Doug Wride

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EXHIBIT 1

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by WEBSENSE, INC., a California corporation (the “Company”), the compensation to be paid to me by the Company during the period of my employment, and for other valuable consideration, I (the “Employee”) hereby agree as follows:

1. Employment. I will perform the duties of my employment as assigned by the Company and in a manner satisfactory to the Company, and will devote my full working time to such duties. I understand and acknowledge that my employment by the Company is completely in the discretion of, and at the will of, the Company.

2. Loyal Performance. I agree that during the period of my employment by the Company, I will not, without the Company’s express written consent, engage in any employment or activity in any business competitive with the Company.

3. Maintaining Confidential Information.

3.1 Company Confidential Information. I agree at all times, both during and after the termination of my employment for any reason whatsoever whether with or without cause), to hold in the strictest confidence, and not to use, to publish, or to disclose to any person, firm, or corporation without written authorization of the Board of Directors of the Company, any past, present, or future techniques, know-how, designs, drawings, technical processes, experimental and development work, inventions, trade secrets, developments, machinery, research activities and plans, prices, software, cost of production, equipment, prototypes, sales and customer information, customer and prospect lists, and business and financial information relating to the business, products, practices and techniques of the Company or any of its affiliates, clients, consultants, or licensees (collectively, “Confidential Information”). Information shall for purposes of this Agreement be considered to be Confidential Information if not known by the trade generally, even though such information has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements or other agreements entered into by the Company. Without limiting the foregoing, the information set forth on Exhibit A shall constitute Confidential Information.

3.2 Former Employer Information. I agree that I will not, during my employment with Company, use or disclose any confidential or proprietary information or trade secrets of my former employers or companies, or any third party, if any, and that I will not bring onto the premises of Company any unpublished document or any property belonging to my former employers or companies, or any third party, if any, unless consented to in writing by said employers or companies.

3.3 Third Party Information. I recognize that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe Company and such third parties, both during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out my work for Company consistent with Company’s agreement with such third party) or to use it for the benefit of anyone other than for Company or such third party (consistent with Company’s agreement with such third party) without the express written authorization of the Board of Directors of Company.

3.4 Exceptions. My obligation under this Section shall not apply to information which I can demonstrate is or becomes generally known other than through my acts in violation of this Agreement.

4. List of Prior Inventions. As a matter of record, I have attached as Exhibit B to this Agreement, a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company which I desire to remove from the operation of this Agreement, and I represent that such list is complete. If no list is attached or the list is blank, it means that I have no inventions or improvements to list.

5. Disclosure of Inventions. I will promptly disclose in writing to the President of the Company complete information concerning each and every invention (including a new contribution, concept, idea, development, formula, composition, technique, machine and improvement thereof, or know-how related thereto), discovery, improvement, device, design, apparatus, practice, process, method or product (collectively, “Inventions”), whether I consider them patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by me, either solely or in collaboration with others, during the period of my employment by the Company, and up to and including a period of one (1) year after termination of my employment, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company, or to the Company’s actual or demonstrably anticipated research or development, or resulting from any work performed by me for the Company.

6. Assignment of Inventions and Original Works of Authorship.

6.1 Inventions. I hereby agree that any and all Inventions made, developed, perfected, devised, conceived or reduced to practice by me during the period of my employment by the Company, and any other Inventions made, developed, perfected, devised, conceived or reduced to practice by me during said period of one (1) year after termination of my employment, relating either directly or indirectly to the business, products, practices or techniques of the Company or the Company’s actual or demonstrably anticipated research or development, or resulting from any work performed by me for the Company, are the sole property of the Company, and I hereby assign and agree to assign to the Company, its successors and assigns, any and all of my right, title and interest in and to any and all Inventions, and any patent applications or Letters Patent thereon.

6.2 Original Works of Authorship. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101) and that I am an employee as defined under that Act. Notwithstanding the foregoing, I hereby assign any and all original works of authorship (and all copyrights therein) created by me during the period of my employment by the Company within the scope of my employment, to the Company. I further agree from time to time to execute written transfers to Company of ownership of specific original works of authorship (and all copyrights therein) made by me (solely or jointly with others) in such form as is acceptable to Company in its reasonable discretion.

6.3 Further Cooperation. I will, at any time during my employment or there after, upon request and without further compensation therefor, but at no expense to me, do all lawful acts, including the execution of papers and oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable for: (i) obtaining, sustaining, reissuing or enforcing Letters Patent in the United States and throughout the world for any and all of said Inventions; (ii) perfecting, recording and maintaining the title of the Company, its successors and assigns, to the Inventions and to any patent applications made and any Letters Patent granted for the Inventions in the United States and throughout the world; and (iii) obtaining, securing, perfecting, or enforcing copyrights, trademarks, or other intellectual property rights.

6.4 Appointment of Company as Attorney-in-Fact. If Company is unable for any reason whatsoever, including my mental or physical incapacity, to secure my signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations (or on any document transferring ownership thereof) covering inventions or original works of authorship assigned to Company under this Agreement, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations or transfers thereof with the same legal force and effect as if executed by me. This appointment is coupled with an interest in and to the inventions and works of authorship and shall survive my death or disability. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any patents or copyright resulting from or relating to any such application for letters patent or copyright registrations assigned hereunder to Company.

6.5 Applicability of Assignment Requirements. This Agreement shall not apply to any Inventions which qualify fully under the provisions of Section 2870 of the California Labor Code, as amended from time to time. I understand that Section 2870 provides that no assignment is required of any Invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on my own time without using any of the Company’s equipment, supplies, facilities, or trade secret information, except for those Inventions that either: (a) related at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by me for the Company.

7. Bonus. A bonus shall be paid to the Employee according to the following terms:

7.1 If Company applies for United States letters patent for an Invention made, developed, perfected, devised, conceived, or first reduced to practice by Employee, after assignment thereof from Employee to Company, Company agrees to pay Employee a cash bonus of Five Hundred Dollars ($500) upon execution of such application;

7.2 If Company obtains a United States patent on such Invention (after such assignment), Employee shall be paid an additional bonus of One Thousand Dollars ($1,000);

7.3 In the event of multiple inventorship, that is, when more than one employee or consultant contributed to the stated patent claims of an Invention, the names of the contributing employees or consultants will be identified on the patent application or at Company’s discretion, will be provided to such persons a list of contributors. If, in the opinion of the Board of Directors, as advised by corporate legal counsel, any one individual’s contribution is clearly the most significant contribution to the patent application, that individual will be designated as a principal inventor and awarded $500 in accordance with the first sentence in Section 7.1. Other employees or consultants identified as provided above as contributors will be paid cash awards of $250 each. If, in the opinion of the Board of Directors, as advised by corporate legal counsel, no one individual’s contribution clearly represents the most significant contribution to the patent application, all employees and consultants identified as provided above as contributors will be paid a cash award of the greater or an equal share of $500, or $250 each.

7.4 At such time Company is granted a United States patent, resulting from a multiple inventorship application, a cash award will be made to the contributing employee or consultant inventors in accordance with the terms of Section 7.2 and 7.3 above, with each figure in Section 7.3 multiplied by five (5).

8. Keeping of Records. I will keep complete, accurate and authentic accounts, notes, data and records of any and all of the Inventions, original works of authorship, trade secrets, and other developments developed or made by me (solely or jointly with others) during the term of my employment by the Company in the manner and form requested by the Company. Such accounts, notes, data and records, including all copies thereof, shall be the property of the Company, and, upon its request, I will promptly surrender same to the Company, or if not previously surrendered, I will promptly surrender same to the Company at the conclusion of my employment.

9. Non-Solicitation. In order to protect the Confidential Information of the Company and avoid injury to the Company, I agree that for a period of one (1) year following the termination of my employment with the Company: (a) I will not directly or indirectly solicit the customers or prospective customers of the Company to purchase products or services which are competitive with those of the Company; and (b) I will not directly or indirectly solicit or in any manner encourage employees of the Company to leave its employ.

10. Surrender of Materials. I agree that I will also surrender to the Company, at its request, or at the conclusion of my employment, all accounts, notes, data, sketches, drawings and other documents and records, and all material and physical items of any kind, including all reproductions and copies thereof, which relate in any way to the business, products, practices or techniques of the Company or contain Confidential Information, whether or not created by me, or which come into my possession by reason of my employment with the Company, and I agree further that all of the foregoing are the property of the Company.

11. Imposed Obligations. I understand that the Company may enter into agreements or arrangements that may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to Inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. I agree that I shall be bound by all such obligations, restrictions and limitations applicable to any Invention conceived or developed by me during the period of my employment, and I shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

12. Preservation of Property. I will exercise reasonable care, consistent with good business judgment, to preserve in good working order, subject to reasonable wear and tear from authorized usage, and to prevent loss of, any equipment, instruments or accessories of the Company in my custody for the purpose of making demonstrations, implementing trials, carrying out development work, or otherwise conducting the business of the Company. Upon request, I will promptly surrender the same to the Company at the conclusion of my employment, or if not surrendered, I will account to the Company to its reasonable satisfaction as to the present location of all such instruments or accessories and the business purpose for their placement at such location. At the conclusion of my employment with the Company, I agree to return such instruments or accessories to the Company or to account for same to the Company’s reasonable satisfaction.

13. No Inconsistent Agreements; Effect of Breach. I affirm that I have no agreement with any other party that would preclude my compliance with my obligations under this Agreement. This Agreement is ancillary to employment and does not purport to include all of the terms of that relationship. It is intended, however, that the obligation of the parties to perform the terms of this Agreement is unconditional and does not depend on the performance or nonperformance of any terms, duties or obligations not specifically recited in this Agreement. The undersigned’s obligations to maintain the confidentiality of the Company’s Confidential Information is unconditional and shall not be excused by any conduct on Company’s part except prior voluntary disclosure of the information by Company.

14. Post-Termination Statement. At the conclusion of my employment with the Company, I agree to give a written statement to the Company certifying that I have complied with my obligations under this Agreement as set forth above, and acknowledging my continuing obligations to disclose Inventions, to do certain lawful acts relating to United States and foreign Letters Patent on the Inventions, and to preserve as confidential and refrain from using the Company’s Confidential Information.

15. Successors. The provisions of this Agreement shall inure to the benefit of, and be binding upon, my heirs, personal representatives, successors and assigns. However, I affirm that I may not delegate my obligations under this Agreement.

16. Equitable Relief. I understand and agree that, because of the unique nature of the Confidential Information, the Company will suffer irreparable harm if I fail to comply with any of my obligations under this Agreement, and monetary damages will be inadequate to compensate the Company for such breach. Accordingly, I agree that the Company shall, in addition to any other remedies available to it at law or in equity, be entitled to injunctive relief to enforce the terms of this Agreement, without the necessity of posting a bond or undertaking.

17. Governing Law. This Agreement is made in San Diego, California and shall be construed and interpreted in accordance with the internal laws of the State of California. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, whether involving remedies at law or in equity, shall be adjudicated in San Diego, California.

18. Attorneys’ Fees. In any controversy or claim arising out of or relating to this Agreement or the breach thereof, which results in a legal action, proceeding or arbitration, the prevailing party in such action, as determined by the court or arbitrator, shall be entitled to recover reasonable attorneys’ fees and costs incurred in such action.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and may be waived, modified or amended only by an agreement in writing signed by the undersigned and the President of the Company.

20. Severability. If any provision in this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid or unenforceable for any reason, including without limitation by reason of such provision extending for too long a period or over too large a geographical area, or by reason of its being too extensive in any other respect, such provision, to the extent that it is unenforceable, shall be interpreted to extend only over the maximum period of time or geographic area, and only to the maximum extent in all other respects, as to which it is valid an enforceable, in order to effectuate the parties’ intent to the greatest extent possible. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

21. Waiver. No covenant, term or condition of this Agreement or breach thereof shall be deemed waived unless the waiver is in writing, signed by the party against whom enforcement is sought, and any waiver shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant, term or condition.

22. Interpretation. The normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement.

23. Counterparts. This Agreement is executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

I have carefully read this entire Agreement, have received a copy of it, and fully understand it.

IN WITNESS WHEREOF, I have executed this Agreement at San Diego, California effective as of June 11, 1999.

(Employee Signature)

D. C. Wride
(Employee Name)

Accepted:

NETPARTNERS INTERNET SOLUTIONS, INC.,
a California Corporation

By:
Name: John B. Carrington
Title: President and CEO

Exhibit A

List of Specific Information Considered Confidential

This list is not in any way exclusive.

Exhibit B

Date: June 11, 1999

To:	NETPARTNERS INTERNET SOLUTIONS, INC.,
9210 Sky Park Court
San Diego, CA 92123

Re:	Inventions, Improvements, Materials and Documents

1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by NETPARTNERS INTERNET SOLUTIONS, INC., a California corporation (the “Company”), that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company, which I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement:

☒	No inventions or improvements.

☐	The following inventions or improvements:

☐	Additional sheets attached.

(Employee Signature)

D. C. Wride
(Employee Name)